                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (Formerly Donaldson, Lufkin & Jenrette, Inc.)
                           OFFER TO PURCHASE FOR CASH
                       ANY AND ALL OUTSTANDING SHARES OF
           FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B
                    Liquidation Preference $50.00 Per Share
                            CUSIP Number 257661 30 6
                                       at
                                $52.20 PER SHARE
                       Plus Accrued and Unpaid Dividends

--------------------------------------------------------------------------------

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
    NEW YORK CITY TIME, ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To Our Clients:

    Enclosed for your consideration are an Offer to Purchase, dated October 30, 2001 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Credit Suisse First Boston (USA), Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation, and an indirect wholly owned subsidiary of Credit Suisse Group, to purchase any and all outstanding shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, Liquidation Preference $50.00 per share (the "Shares"), at a price, net to the seller of $52.20 per Share, plus accrued and unpaid dividends up to but not including the payment date, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated October 30, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto and thereto, collectively constitute the "Offer").

    We (or our nominee) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is directed to the following:

        1. The tender price is $52.50 per Share, plus accrued and unpaid dividends up to but not including the payment date.

        2.  The Offer is being made for any and all outstanding Shares.

        3. The Offer and withdrawal rights will expire at 9:00 a.m., New York City time, on November 29, 2001, unless the Offer is extended.

        4. Neither the Company nor its executive officers or board of directors makes any recommendations as to whether any stockholder should tender its Shares.

        5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares to the Company pursuant to the Offer.

        6. Tendering stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax (currently at 30.5% rate) of the gross proceeds payable to such stockholder or other payee pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with such state statute. If, after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Credit Suisse First Boston Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        Instructions With Respect to the
                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (Formerly Donaldson, Lufkin & Jenrette, Inc.)
                           OFFER TO PURCHASE FOR CASH
                       ANY AND ALL OUTSTANDING SHARES OF
           FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B
                    Liquidation Preference $50.00 Per Share
                            CUSIP Number 257661 30 6

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 30, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto and thereto, collectively constitute the "Offer") in connection with the offer by Credit Suisse First Boston (USA), Inc., a Delaware corporation and a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation, and an indirect wholly owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland, to purchase any and all of the outstanding shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, Liquidation Preference $50.00 per share (the "Shares").

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

--------------------------------------------------------------------------------

  Number of Shares to be Tendered*: __________________________________________

  Date: ______________________________________________________________________

                                   SIGN HERE
  ____________________________________________________________________________
   SIGNATURE(S)

  ____________________________________________________________________________

  ____________________________________________________________________________
   PLEASE TYPE OR PRINT NAME(S)

  ____________________________________________________________________________

  ____________________________________________________________________________
   PLEASE TYPE OR PRINT ADDRESS

  ____________________________________________________________________________
   AREA CODE AND TELEPHONE NUMBER

  ____________________________________________________________________________
   TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

  ------------------
  * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

--------------------------------------------------------------------------------

                         PLEASE RETURN THIS FORM TO THE
                    BROKERAGE FIRM MAINTAINING YOUR ACCOUNT